EXHIBIT 99.1

Public Relations Contact
Dan Berthiaume
Adobe
408-536-2584
dberthia@adobe.com

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Mike Saviage
Adobe
408-536-4416
ir@adobe.com

FOR IMMEDIATE RELEASE

Adobe Names David A. Ricks to its Board of Directors

SAN JOSE, Calif. - April 13, 2018 - Adobe (Nasdaq:ADBE) today announced the appointment of David "Dave" A. Ricks to its board of directors, effective April 12, 2018. The addition of Ricks expands Adobe's board of directors from 10 to 11 members.

Ricks currently serves as Chief Executive Officer of Eli Lilly and Company and became chairman of the Eli Lilly and Company board of directors in June 2017. Prior to January 2017, Ricks served as president of Lilly Bio-Medicines. From 2009 to 2012, he served as president of Lilly USA, the company's largest affiliate. Ricks served as president and general manager of Lilly China, operating in one of the world's fastest-growing emerging markets, from 2008 to 2009. He was general manager of Lilly Canada from 2005 to 2008, after roles as director of Pharmaceutical Marketing and National Sales director in Canada. Ricks joined Eli Lilly and Company in 1996 as a business development associate and held several management roles in U.S. marketing and sales before moving to Lilly Canada. He holds a Bachelor of Science from Purdue University and an MBA from Indiana University.

"We are thrilled to welcome Dave to the Adobe board. We expect to benefit greatly from his experience and counsel as we seek to continue Adobe's momentum and to execute on our strategy to empower people to create and transform how businesses compete," said Shantanu Narayen, chairman, president and CEO, Adobe.

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